Exhibit 4.4

PURCHASE AND CONTRIBUTION AGREEMENT

dated as of July 31, 2013

between

FERGUSON ENTERPRISES, LLC AND THE

VARIOUS SUBSIDIARIES LISTED ON SCHEDULE I HERETO FROM TIME TO TIME,

as Originators,

and

FERGUSON RECEIVABLES, LLC,

as PURCHASER

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SCHEDULE I	—	List of Originators

SCHEDULE II	—	Schedule of Depositary Banks, Accounts and Lockboxes

EXHIBIT A	—	Credit and Collection Policy

EXHIBIT B	—	Form of Subordinated Note

EXHIBIT C	—	Form of Joinder Agreement

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PURCHASE AND CONTRIBUTION AGREEMENT

PURCHASE AND CONTRIBUTION AGREEMENT, dated as of July 31, 2013, between FERGUSON ENTERPRISES, LLC, a Virginia limited liability company(“Ferguson”) THE VARIOUS SUBSIDIARIES OF FERGUSON LISTED ON SCHEDULE I HERETO (with Ferguson, each, an “Originator” and collectively, the “Originators”), and FERGUSON RECEIVABLES, LLC, a Delaware limited liability company (the “Purchaser”)

RECITALS

WHEREAS, the Originators in the ordinary course of their business generate certain accounts receivable and rights and interests related thereto; and

WHEREAS, the Originators desire to sell or contribute (in the case of Ferguson) on each business day to the Purchaser accounts receivable and related rights and interests as more fully described herein and subject to the terms and conditions of this Agreement, the Purchaser desires to purchase and otherwise acquire such accounts receivable and related rights and interests.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01.    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall mean this Purchase and Contribution Agreement, as the same may from time to time be amended, supplemented or otherwise modified.

“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Law of the United States or any member state of the European Union now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

“Available Funds” shall mean, on any date of determination, monies then held by or on behalf of the Purchaser after deduction of (a) all Aggregate Unpaids, if any, that are accrued or due and owing under the Receivables Purchase Agreement (other than, prior to the Termination Date, all or any portion of Aggregate Net Investment which is not then due and owing), (b) all Servicing Fees that are then accrued, and (c) in the Purchaser’s discretion, the accrued and unpaid portion of all current expenses of the Purchaser (whether or not then due and owing), in each of the foregoing cases, whether or not the same have actually been paid as of the time of determination.

“Blocked Account Agreement” shall mean the “control” agreement related to each Lockbox Account, Depositary Account and Blocked Local Account in form and substance reasonably acceptable to the Administrative Agent, by and among the Purchaser, the Servicer, the Administrative Agent and the applicable Depositary Bank.

“Blocked Local Account” shall mean, with respect to an Originator, an account established and maintained at a Depositary Bank by the Purchaser into which Obligor payments with respect to Receivables, as well as payments on cash sales, in each case, generated by such Originator are deposited.

“Business Day” shall mean any day on which (i) banks are not authorized or required to close under the Laws of New York or (ii) a bond market holiday is not recommended by the Securities Industry and Financial Markets Association.

“Closing Date” shall mean July 31, 2013.

“Collections” shall mean, for any Receivable as of any date, all cash collections and other cash proceeds (whether in the form of cash, wire transfer, or checks) of that Receivable, including, without limitation, all finance charges, if any, and cash proceeds of the related property with respect to such Receivable, any Deemed Collections of such Receivable and any amounts received with respect to a Participation Interest in such Receivable.

“Contract” shall mean a contract between an Originator and an Obligor, and/or any and all invoices and other writings which, in either case, give rise to an account receivable arising from the sale by an Originator of goods or services in the ordinary course of such Originator’s business.

“Credit and Collection Policy” shall mean the Servicer’s credit, collection, enforcement and other policies and practices relating to Contracts and Receivables existing on the date hereof and as set forth on Exhibit A hereto, as the same may be modified from time to time.

“Deemed Collections” shall mean collections deemed received by an Originator in an amount equal to (i) all Dilutions and (ii) the aggregate Outstanding Balance of any Receivables (a) which were included in the Net Receivables Balance and which were not Eligible Receivables, (b) in which the Administrative Agent does not have a first priority perfected ownership or security interest and (c) as to which the other representations and warranties set forth in Sections 5.01(b), (c), (d) and (e) and made by an Originator or the Servicer are no longer true and correct in all material respects.

“Default Rate” shall mean the Alternate Base Rate plus 2.0% per annum.

“Depositary Account” shall mean an account maintained at a Depositary Bank into which Collections in the form of wire transfers or electronic funds transfers are made by Obligors.

“Depositary Bank” shall mean, at any time, any financial institution reasonably acceptable to the Administrative Agent which holds a Lockbox Account, a Depositary Account, a Blocked Local Account or the Concentration Account.

“Designated Person” shall mean any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country that is subject to any Sanctions.

“Dilution” shall mean the portion of any Receivable which is reduced or canceled as a result of (i) any defective, rejected, returned or repossessed goods or services, any cash or other discount, or any failure by an Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract, (ii) any change in or cancellation of any of the terms of such Contract or any other adjustment by an Originator which reduces the amount payable by the Obligor on the related Receivable, (iii) any rebates, warranties, allowances or charge-backs, or (iv) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction). An Originator shall be deemed to have received a Collection in an amount equal to the amount of such Dilution of each Receivable on the day such Dilution occurs.

“Discount Factor” means a percentage calculated to provide the Purchaser with a reasonable return on its investment in the Receivables acquired from an Originator after taking into account (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to the Purchaser of financing its investment in, or servicing and collecting, such Receivables during such period and (ii) the risk of nonpayment by the Obligors. An Originator and the Purchaser may agree from time to time to change the Discount Factor applicable to Purchases by and from such Originator based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period commencing no earlier than the last day of the current Calculation Period, and shall apply only prospectively.

“Distribution Date” shall mean the second (2nd) Business Day after each Monthly Report Date.

“Excluded Receivables” shall mean (i) the indebtedness and payment obligations owed by Obligors arising in connection with the sale of merchandise or rendering of services by the divisions of Ferguson known as “Lincoln Products/Ferguson Parts and Packaging” and “Ferguson International”, (ii) Designated Excluded Receivables and (iii) Acquisition Receivables.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.

“Federal Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended, and any successor statute thereto.

“Indemnified Parties” shall have the meaning specified in Section 8.01(a) hereof.

“Joinder Agreement” shall mean the agreement signed by a new Originator in substantially the form of Exhibit C hereto.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lien,” with respect to any asset, shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any production payment, proceeds production payment or similar financing arrangement with respect to such asset).

“Local Account” shall mean a deposit account established and maintained by a financial institution in the name of an Originator into which account Obligor payments with respect to Receivables, as well as payments on cash sales, in each case, generated by such Originator are deposited. Each Local Account shall be identified on Schedule II hereto, as amended from time to time with the consent of the Administrative Agent.

“Lockbox” shall mean a post office box to which Collections are sent and which is administered by a Depositary Bank.

“Lockbox Account” shall mean an account maintained in the name of the Purchaser at a Depositary Bank into which Collections are deposited.

“Obligor” shall mean a Person who purchased merchandise or services on credit under a Contract and who is obligated to make payments to an Originator.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case, whether foreign or domestic.

“Originator” shall mean Ferguson and each of its Subsidiaries listed on Schedule I hereto from time to time.

“Outstanding Balance” of any Receivable shall mean, at any time, the then outstanding amount thereof.

“Participation Interest” means, with respect to any Reassigned Receivable, a 100% undivided beneficial interest in the applicable Originator’s right, title and interest, whether now owned or hereafter arising, in, to and under such Receivable and all Related Security and Collections with respect thereto.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

“Proceeds” shall mean “proceeds” as defined in the Uniform Commercial Code as in effect in the jurisdiction whose Law governs the perfection of the Purchaser’s ownership or security interests therein.

“Purchase” shall mean a purchase by the Purchaser of Receivables, Related Security and Collections hereunder, including, without limitation, Receivables as to which a portion of the related Purchase Price is paid by means of a contribution of Receivables by Ferguson to the Purchaser’s capital.

“Purchase Date” shall mean the Closing Date (or in the case of any Originator which becomes a party hereto after the Closing Date, the day on which such Originator becomes a party hereto pursuant to Section 3.02) and each day thereafter on which Receivables arise.

“Purchase Price” shall have the meaning set forth in Section 2.02(a) hereof.

“Purchase Price Credit” shall have the meaning set forth in Section 2.03 hereof.

“Purchase Termination Event” shall have the meaning set forth in Section 7.01 hereof.

“Reassigned Receivable” shall have the meaning specified in Section 2.01A hereof.

“Receivable” shall mean all indebtedness and any payment obligations of any Obligor owed to an Originator arising from the sale of goods from the sale of merchandise or rendering of services by such Originator under a Contract, including all rights to payment of any interest or finance charges and any security related thereto. “Receivables” shall not include Excluded Receivables.

“Receivables Purchase Agreement” shall mean the Receivables Purchase Agreement dated as of July 31, 2013, by and among Ferguson Receivables, LLC, as seller, Ferguson, as servicer and originator, the Originators party thereto from time to time, the Conduit Purchasers listed on Schedule I thereto from time to time, the Committed Purchasers listed on Schedule I thereto from time to time, the LC Banks listed on Schedule III thereto from time to time, the Facility Agents listed on Schedule I thereto from time to time, Royal Bank of Canada, as administrative agent, SunTrust Bank, as co-administrative agent, and Ferguson plc, as provider of the Parent Undertaking, as the same may from time to time be amended, supplemented or otherwise modified.

“Records” shall mean correspondence, memoranda, computer programs, tapes, discs, reports, papers, books or other documents or transcribed information of any type whether expressed in ordinary or machine readable language; provided that any intellectual property (such as software) or rights therein that are not permitted by applicable Law or contract to be assigned shall not be included herein.

“Related Security” shall mean with respect to any Receivable:

(a)    all Contracts with respect to such Receivable:

(b)    all of the applicable Originator’s interest, if any, in the goods (including returned goods) sold by such Originator and which gave rise to such Receivable;

(c)    all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(d)    all guarantees, indemnities, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(e)    all Records relating to, and all service contracts and any other contracts associated with, such Receivable, the related Contracts or the related Obligors; and

(f)    all Proceeds of the foregoing.

“Responsible Officer” shall mean, with respect to each Originator, the chief executive officer, the president, the chief financial officer or treasurer of such Originator and any other Person designated as a Responsible Officer by any such officers, as such Originator may from time to time notify the Purchaser.

“Subordinated Loan” shall mean a subordinated revolving loan from an Originator to the Purchaser which is evidenced by the Subordinated Note.

“Subordinated Note” shall mean a subordinated promissory note in the form of Exhibit B hereto issued by the Purchaser to an Originator, as the same may be amended or supplemented from time to time.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as in effect from time to time in such jurisdiction.

Section 1.02.    Other Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Receivables Purchase Agreement

Section 1.03.    Interpretation and Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and references to the part include the whole. The words “hereof,” “herein,” “hereunder” and similar terms in this

Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection, exhibit and schedule references are to this Agreement unless otherwise specified. As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates. Terms not otherwise defined herein which are defined in the UCC as in effect in the State of New York from time to time shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires.

Section 1.04.    IFRS. If the relevant IFRS changes during the term of this Agreement such that any tests or covenants contained herein would then be calculated, or reports delivered pursuant to those tests or covenants would then be prepared, in a different manner or with different components, the parties hereto agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those tests or covenants as criteria for evaluating the applicable Originator’s financial condition to substantially the same criteria as were effective prior to such change in the relevant IFRS; provided, however, that, until the parties so amend this Agreement, all such tests or covenants shall be calculated, and all such reports prepared, in accordance with the relevant IFRS, as in effect immediately prior to such change. All accounting terms not specifically defined herein shall be construed in accordance with IFRS.

Section 1.05.    LIBOR. If during the term of this Agreement, it shall become no longer market standard to use the London interbank offered rate announced by the British Bankers Association as an index for floating rate borrowings made by or to financial institutions, the Purchaser and the Originators agree to negotiate in good faith to amend this Agreement as necessary to substitute for LIBOR an index that approximates the cost of funds based on LIBOR.

ARTICLE II

PURCHASES AND SETTLEMENTS

Section 2.01.    General Terms; Intent of the Parties. (a) On each Purchase Date, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, each Originator does hereby sell to the Purchaser, without recourse (except to the extent expressly provided herein), and the Purchaser does hereby purchase from such Originator, all of such Originator’s right, title and interest in and to the Receivables originated by such Originator, the Related Security, Collections and all Proceeds of each of the foregoing (other than any such assets contributed to the Purchaser pursuant to Section 2.01(d) below), in each case, whether now existing or hereafter arising or acquired.

(b)    The Receivables arising after the initial Purchase Date and while no Purchase Termination Event exists shall be deemed to have been sold by each Originator to the Purchaser immediately (and without further action by any Person) upon the creation of such Receivable by such Originator. Receivables arising while a Purchase Termination Event exists shall not be deemed to have been sold by any Originator to the Purchaser unless and until the first day thereafter on which no Purchase Termination Event exists. The Related Security and Collections with respect to each Receivable (and Proceeds of such Receivable, Related Security and Collections) shall be sold at the same time as such Receivable together with all related Proceeds received thereon.

(c)    It is the intention of the parties hereto that each conveyance of Receivables made under this Agreement shall constitute an outright “sale of accounts” or “sale of general intangibles” (as such terms are used in Article 9 of the UCC) or other transfer, in each case which is absolute and irrevocable and shall provide the Purchaser with the full benefits of ownership of the Receivables and the associated Related Security, Collections and Proceeds. Each conveyance of Receivables hereunder is made without recourse to the applicable Originator and without any warranty of collectability or unconventional warranty; provided, however, that (i) each Originator will be liable to the Purchaser for all representations, warranties, covenants and indemnities made by such Originator to the Purchaser pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such conveyance does not constitute and is not intended to result in an assumption by the Purchaser or any assignee thereof of any obligation of such Originator or any other Person arising in connection with the Receivables, the associated Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that the conveyances of Receivables made hereunder shall constitute outright sales or, in the case of Ferguson, contributions, of such Receivables rather than loans secured thereby, each Originator agrees that it will, on or prior to the applicable initial Purchase Date, mark its Records to indicate that the Receivables have been sold or contributed.

(d)    On the initial Purchase Date, Ferguson shall contribute Receivables generated by it having an aggregate Outstanding Balance of $200,000,000.00, together with associated Related Security, Collections and Proceeds, to the Purchaser’s capital. Thereafter, on each Purchase Date, Ferguson may, at its option, contribute to the Purchaser’s capital, in lieu of selling, Receivables originated by Ferguson and all associated Related Security, Collections and Proceeds, and any such contribution is made with the intention that each such contribution, if any, will be made with the same intentions as are set forth in Section 2.01(c) above. Except as provided in Section 2.02(a)(3), the Purchaser hereby acknowledges that Ferguson shall have no obligations to make capital contributions to Purchaser in respect of Ferguson’s equity interest in Purchaser or otherwise in order to provide funds to pay the Purchase Price to Ferguson under this Agreement or for any other reason.

Section 2.01A.    Certain Reconveyances. If Ferguson, as Servicer of the Receivables under the Receivables Purchase Agreement, determines in its reasonable judgment that (i) the filing of a mechanics lien or the making of a claim on a payment bond is necessary or advisable in order to collect a Receivable that is due from a contractor or (ii) it desires to recover any sales or similar tax paid with respect to a Receivable, Ferguson shall notify the Purchaser and the Originator which originated such Receivable and shall prepare the necessary documentation for filing such lien, claim or tax refund for signature by such Originator. Immediately prior to the execution of such documentation, and without any further action hereunder, the Purchaser shall be deemed to have sold all of its right, title and interest in and to such Receivable to such Originator (immediately following the Purchaser’s purchase thereof from the Administrative

Agent pursuant to the Receivables Purchase Agreement) (each such Receivable, a “Reassigned Receivable”) and such Originator shall be deemed to have repurchased such Receivable for a purchase price equal to a Participation Interest in such Reassigned Receivable (which such Originator shall be deemed to have sold), which shall entitle the Purchaser to receive from such Originator (by deposit into the Concentration Account or other Account subject to a Blocked Account Agreement) all Collections subsequently received with respect to such Reassigned Receivable, but only to the extent actually received. Notwithstanding the foregoing, no additional reconveyances of Receivables to any Originator pursuant to this Section shall occur (A) without the consent of the Co-Agents, if a Control Event shall have occurred and be continuing or (B) if, during the 12-month period ending on the last day of the month preceding such sale, the sum of the aggregate Outstanding Balance (in each case determined as of the date of reconveyance) of Reassigned Receivables reconveyed hereunder to all Originators plus the Outstanding Balance of such additional Receivables in which a reconveyance is proposed under this Section would exceed 1% of the aggregate Outstanding Balance of the Receivables sold to the Purchaser hereunder by the Originators during such 12-month period.

Section 2.02.    Purchase Price. (a) The purchase price (the “Purchase Price”) for the Receivables, Related Security, Collections and Proceeds payable on each Purchase Date to each Originator shall be equal to 100% of the aggregate Outstanding Balance of the Receivables conveyed by such Originator on that date multiplied by the Discount Factor. Each Originator and the Purchaser have each determined the Purchase Price payable on each Purchase Date approximates the fair value of the Receivables, Related Security, Collections and Proceeds sold by such Originator on such Purchase Date. Such Purchase Price will be payable in full by the Purchaser to such Originator on the related Purchase Date, and shall be paid to such Originator in the following manner:

(1)    first, by delivery of immediately available funds, to the extent of the Available Funds;

(2)    second, if such Originator has requested a Letter of Credit pursuant to Section 2.05, by the Purchaser’s requesting and delivering such Letter of Credit; and

(3)    third, by increasing the amount of the applicable Subordinated Loan, so long as the aggregate principal amount of such Subordinated Loan, together with the aggregate principal amount of all Subordinated Loans owed by the Purchaser, does not cause the Purchaser’s tangible net worth to be less than the 6% of the aggregate Outstanding Balance of the Receivables then owned by the Purchaser.

(b)    Subject to the limitations set forth in Section 2.02(a)(3), each Originator irrevocably agrees to make each increase in the amount of the Subordinated Loan owing to it as contemplated in Section 2.02(a)(3), so long as no Purchase Termination Event exists. The Subordinated Loan owing to each Originator will be evidenced by, and shall be payable in accordance with the terms and provisions of the related Subordinated Note and any cash repayment of such Subordinated Loan shall be payable solely from Available Funds at the time of each such payment. Each Originator is hereby authorized by the Purchaser to maintain a record with respect to the related Subordinated Note, evidencing the date and amount of each increase in such Subordinated Loan thereunder, as well as the date of each payment with respect thereto, provided that the failure to maintain such a record shall not affect any obligation of the Purchaser thereunder.

(c)    Although the Purchase Price for each Purchase of Receivables, Related Security, Collections and Proceeds shall be due and payable in full by the Purchaser to the applicable Originator on each Purchase Date on which Receivables are purchased from such Originator, settlement of the Purchase Price between the Purchaser and such Originator will be effected on each Distribution Date with respect to all Purchases from such Originator within the most recently ended Calculation Period. Although cash settlements shall be effected on each Distribution Date, increases or decreases in the Subordinated Loan owed to each Originator shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

(d)     Each contribution of Receivables, Related Security, Collections and Proceeds by Ferguson to Purchaser pursuant to Section 2.01(d) shall be deemed to be a Purchase of such Receivables, Related Security, Collections and Proceeds by Purchaser for all purposes of this Agreement.

Section 2.03.    Purchase Price Credits. On each Purchase Date, all Deemed Collections with respect to Receivables originated by any Originator shall be credited (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder to such Originator. If, with respect to any Originator, the aggregate amount of Purchase Price Credits exceeds the Purchase Price of the Receivables to be sold by such Originator on such Purchase Date, then such Originator will pay to the Purchaser the remaining amount of such Purchase Price Credit in cash not later than the next Business Day; provided that if no Termination Event or a Potential Termination Event exists, such Originator may deduct the remaining amount of such Purchase Price Credit from any amount owed to it under the applicable Subordinated Note.

Section 2.04.    Payments and Computations, Etc. All amounts to be paid or deposited by the Purchaser hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of each Originator designated from time to time by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, interest on the past due amount at the Default Rate until paid in full; provided, however, that such interest shall not at any time exceed the maximum rate permitted by applicable Law. All computations of the Default Rate shall be calculated based on a 365/366 day year.

Section 2.05.    Letters of Credit. (a) With respect to any Originator, upon its request and in accordance with Section 2.02, and subject to the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement (including any limitations therein on the amount of any such issuance), the Purchaser agrees to cause the applicable LC Bank to issue, on the Purchase Date specified by such Originator, Letters of Credit on behalf of the Purchaser (and, if applicable, on behalf of, or for the account of, such Originator in favor of such beneficiaries as such Originator may elect). The aggregate Stated Amount of the Letters of Credit being issued on any Purchase Date at the request of an Originator shall constitute a credit against the aggregate Purchase Price otherwise payable by the Purchaser on such Purchase Date to such Originator pursuant to Section 2.02. To the extent that the aggregate Stated Amount of the Letters of Credit being issued on any Purchase Date exceeds the aggregate Purchase Price payable by the Purchaser to such Originator on such Purchase Date, such excess shall be deemed to be a reduction in the outstanding principal amount of (and, to the extent necessary, the accrued but unpaid interest on) the applicable Subordinated Note. The aggregate Stated Amount of Letters of Credit to be issued on any Purchase Date cannot exceed the sum of the aggregate Purchase Prices payable on such Purchase Date plus the aggregate outstanding principal amount of and accrued but unpaid interest on the Subordinated Notes on such Purchase Date. In the event that any Letter of Credit issued (i) expires or is cancelled or otherwise terminated with all or any portion of its Stated Amount undrawn or (ii) has its Stated Amount decreased (for a reason other than a drawing having been made thereunder) or that the Purchaser’s Reimbursement Obligation in respect of a Letter of Credit is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to the applicable Originator on the next Purchase Date or, if the Purchaser does not then have cash available therefor, shall be deemed to be added to the outstanding principal amount of the Subordinated Note issued to such Originator. Under no circumstances shall any Originator (and no Affiliate thereof (other than the Company)) have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b)    In the event that an Originator requests a Letter of Credit hereunder, such Originator shall on a timely basis provide the Purchaser with such information as is necessary for the Purchaser to obtain such Letter of Credit from an LC Bank.

(c)    Each Originator agrees to be bound by the terms of each Letter of Credit Application referenced in the Receivables Purchase Agreement and by an LC Bank’s interpretations of any Letter of Credit issued for the Purchaser and by the LC Bank’s written regulations and customary practices relating to letters of credit. The Purchaser agrees to enforce any rights that it has under the Receivables Purchase Agreement against an LC Bank in the event any Originator suffers any direct damages caused by such LC Bank’s failure to exercise care when honoring drafts under a Letter of Credit.

(d)    Each Originator appoints the Servicer as its agent (on which appointment the Purchaser, the Facility Agents, the Co-Agents, the LC Banks and the Purchasers may rely until such Originator provides contrary written notice to all of such Persons) to act on such Originator’s behalf to take all actions and to make all decisions in respect of the issuance, amendment and administration of the Letters of Credit, including, identification of the LC Banks to issue the Letters of Credit, requests for the issuance and extension of Letters of Credit and the allocation of the Stated Amounts of Letters of Credit against the Purchase Price owed to particular Originators and against Subordinated Notes issued to particular Originators. In the event that the Servicer requests a Letter of Credit in accordance with the terms hereof and the Receivables Purchase Agreement, the Servicer shall on a timely basis provide the Purchaser with such information as is necessary for the Purchaser to obtain such Letter of Credit from an LC

Bank, and shall notify the relevant Originator, the Purchaser and the Administrative Agent of the allocations described in the preceding sentence. Such allocations shall be binding on the Purchaser and each Originator, absent manifest error.

Section 2.06.    Access to Records. (a) In connection with the transfer of Records hereunder, each Originator hereby agrees that following any replacement of Ferguson as the Servicer, it will promptly grant access to the new Servicer to all data embedded in or created by all software used by such Originator to account for its Receivables.

(b)    In addition to the requirements of Section 4.03, each Originator (i) shall take such action reasonably requested by the Purchaser or its assignee that may be necessary or desirable to ensure that the Purchaser has an enforceable ownership interest in the Records relating to the Receivables purchased from, or contributed by, such Originator hereunder and (ii) shall use its reasonable efforts to ensure that the Purchaser and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 2.07.    Characterization; Granting Clause. (a) If, notwithstanding the intention of the parties expressed in Section 2.01(c), any sale or contribution by any Originator to the Purchaser of Receivables, Related Security, Collections and Proceeds hereunder shall be characterized as a secured loan and not a sale or contribution, as the case may be, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable Law. For this purpose and without being in derogation of the parties’ intention that each sale and contribution of Receivables, Related Security, Collections and Proceeds hereunder shall constitute a true sale or contribution, respectively, thereof, each Originator hereby grants to the Purchaser a duly perfected security interest in all of such Originator’s right, title and interest in, whether now existing or hereafter arising, in and to (i) (A) the Receivables originated by such Originator, (B) all Related Security with respect thereto, and (C) all Collections, (ii) with respect to all Reassigned Receivables of such Originator, all Collections subsequently received with respect thereto, and (iii) all Proceeds of any of the foregoing, which security interest shall be prior to all other Liens thereon. The Purchaser and its assigns shall have as against each Originator, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable Law, which rights and remedies shall be cumulative. Each Originator hereby authorizes Purchaser (or any of its assigns), as secured party, within the meaning of Section 9-509 of any applicable enactment of the UCC, to file, without further authorization by such Originator, as debtor, the UCC financing statements contemplated hereby. In the event that a court of competent jurisdiction holds that the transactions hereunder are not true sales or contributions, each of the Purchaser and each Originator represents and warrants, as to itself, that, each remittance of Collections by such Originator to the Purchaser hereunder will have been made (i) in payment of a debt incurred by such Originator in the ordinary course of such Originator’s and the Purchaser’s business or financial affairs and (ii) made in the ordinary course of such Originator’s and the Purchaser’s business or financial affairs.

Section 2.08.    Transfer by Purchaser; Third-Party Beneficiary. (a) The Originators acknowledge and agree that the Purchaser may, pursuant to the Receivables Purchase

Agreement, sell and assign undivided interests in the Receivables and assign its rights under this Agreement to the Administrative Agent (for the benefit of the Facility Agents and their Purchase Groups) and (b) the Originators and the Purchaser acknowledge and agree that, by virtue of the transactions contemplated in the Receivables Purchase Agreement, the Administrative Agent (for the benefit of the Facility Agents and their Purchase Groups) shall be an assignee of this Agreement and, following the occurrence of a Termination Event, shall have the right to enforce directly all rights hereunder of Purchaser and all obligations hereunder of the Originators (but without the assumption of any obligations or liabilities hereunder).

ARTICLE III

CLOSING PROCEDURES; ADDITION OF ORIGINATORS

Section 3.01.    Conditions to Each Purchase. Each Purchase from an Originator hereunder (including the Purchase on the applicable initial Purchase Date) is subject to the conditions precedent that (i) the Purchaser shall have executed and delivered a Subordinated Note in favor of such Originator and (ii) as of such date of such Purchase, no Purchase Termination Event shall have occurred.

Section 3.02.    Addition of Originators. Any Subsidiary of Ferguson may become an Originator hereunder with the prior written consent of the Purchaser (and the Co-Agents and Facility Agents, as assignees of the Purchaser). Each Subsidiary of Ferguson that is proposed to be added as an Originator shall give to the Purchaser (and the Co-Agents and Facility Agents, as assignees of the Purchaser) prior written notice of its desire to be added as an Originator hereunder. Once the notice has been given, any addition of a Subsidiary of Ferguson as an Originator pursuant to this section shall become effective on the first Business Day following the date on which (i) such Subsidiary and the parties hereto shall have executed a Joinder Agreement and such other agreements, instruments and other documents (including, without limitation, opinions of counsel, lien searches, financing statements, Blocked Account Agreements and a Subordinated Note in favor of the new Originator) and the amendments or other modifications to the Transaction Documents, in form and substance satisfactory to the Purchaser (and the Co-Agents and Facility Agents, as assignees of the Purchaser), that the Purchaser (and the Co-Agents and Facility Agents, as assignees of the Purchaser) determines necessary or appropriate to effect the addition; and (ii) the Parent confirms in writing that the obligations of such new Originator are guaranteed by the Parent under the Parent Undertaking. Upon such effectiveness, Schedule I to this Agreement shall be deemed amended to include such added Originator and any reference to “Originator” in this Agreement or any other Transaction Document shall refer to each existing Originator and each Subsidiary of Ferguson added as an Originator pursuant to this Section 3.02.

ARTICLE IV

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE RECEIVABLES

Section 4.01.    Rights of the Purchaser. Each Originator hereby authorizes the Purchaser and the Servicer (if other than such Originator) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables originated by such Originator, including, without limitation, endorsing such Originator’s name on checks and other instruments representing Collections and enforcing such Receivables, the invoices and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

Section 4.02.    Responsibility of each Originator. Anything herein to the contrary notwithstanding:

(a)    Servicing. Ferguson, in its capacity as Servicer, shall be responsible for the servicing, administration and collection of the Receivables, all on the terms set out in the Receivables Purchase Agreement. Each Originator shall be responsible for sub-servicing the Receivables originated by it.

(b)    Power of Attorney. It hereby grants to the Servicer (if other than such Originator) an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Originator all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by such Originator in connection with any Receivable originated by it or under the Related Security (including the Records).

(c)    Performance under Contracts. It will perform all of its obligations under the Contracts generated by it to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by the Purchaser, the Servicer, either Co-Agent, any of the Facility Agents of their respective rights hereunder or under the Receivables Purchase Agreement shall not relieve such Originator from such obligations.

Section 4.03.    Further Action Evidencing Purchases. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Purchaser (or its assigns) may reasonably request in order to perfect, protect or more fully evidence the Purchaser’s ownership of the Receivables generated by such Originator (and the Related Security and Collections) purchased by the Purchaser hereunder, or to enable the Purchaser to exercise or enforce any of its rights hereunder or under any other Transaction Document.

(b)    Each Originator hereby authorizes the Purchaser or the Administrative Agent (as Purchaser’s assignee) to file one or more financing or continuation statements, and amendments thereto and assignment thereof, relative to all or any of the Receivables (and the Related Security

and Collections) now existing or hereafter sold or contributed by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Purchaser (or its assigns) may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Purchaser or its designee incurred in connection therewith shall be payable by such Originator as provided in Article VIII.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01.    General Representations and Warranties of the Originators. Each Originator hereby represents and warrants to the Purchaser as to itself on and as of the date hereof and on and as of each Purchase Date that:

(a)    Corporate Existence, Power and Authority, Etc. It is duly organized, validly existing and in good standing in its jurisdiction of organization; it is duly qualified to do business in each jurisdiction where the conduct of its business so requires and except where failure to be so qualified would not be reasonably expected to have a Material Adverse Effect; it has power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby; each of this Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to usual and customary bankruptcy and equitable principles exceptions); it has all necessary authorizations and approvals to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party, except where failure to obtain any such authorization or approval would not reasonably be expected to result in a Material Adverse Effect; no notices to, or filings with, any Governmental Authority or regulatory body are required for the due execution, delivery or performance by it of this Agreement or any of the other Transaction Documents to which it is a party, except for the filing of financing statements referred to therein and except where the failure to provide any such notice or make any such filing would not reasonably be expected to result in a Material Adverse Effect;

(b)    Eligible Receivables. All Receivables generated by such Originator and represented to be Eligible Receivables are Eligible Receivables at such time;

(c)    Accuracy of Information. The written reports, financial statements, certificates and other written information furnished by it or on its behalf in connection with the negotiation of this Agreement and the other Transaction Documents or delivered in connection therewith (as modified or supplemented by other written information when so furnished), when taken as a whole, did not contain as of the date such written reports, financial statements or other written information were so furnished, any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(d)    Good Title. Each Receivable sold by such Originator under this Agreement is owned by it free and clear of any lien or adverse claim (except as provided herein);

(e)    Ownership/Security Interest. It has taken or caused to be taken all actions, including necessary filings, to evidence the Purchaser’s first priority ownership or security interest in all Receivables (whether existing or thereafter arising) sold by it;

(f)    Changes to Credit and Collection Policy. It has complied in all material respects with the Credit and Collection Policy with regard to each Receivable originated by it and the related Contract. It has not made any change in the Credit and Collection Policy that would (i) impair the collectability of any Receivables in any material respect or (ii) otherwise be reasonably likely to have a Material Adverse Effect;

(g)    Collections.    All of its Obligors have been directed to remit their Collections to Lockboxes, Lockbox Account, or Depositary Accounts, as applicable, listed on Schedule II hereto, except for those Obligors who pay by credit card or who, in the normal course of such Originator’s business and consistent with such Originator’s past practices, pay directly to such Originator;

(h)    Payments from the Purchaser. The Purchase Price payable by Purchaser hereunder in connection with each sale by such Originator of Receivables hereunder represents a reasonable arms-length price for the Receivables sold by such Originator and constitutes reasonably equivalent value for the Receivables so sold. No sale of Receivables by such Originator hereunder was made for or on account of an antecedent debt owed by such Originator to the Purchaser or is or may be voidable as a fraudulent transfer under Section 548 of the Federal Bankruptcy Code or a voidable preference under Section 547 of the Federal Bankruptcy Code;

(i)    Taxes. It has filed or caused to be filed all material United States federal, state and local income tax returns and all other material tax returns on or before the applicable due date (as such due date may have been timely extended), and has paid or caused to be paid all taxes due pursuant to such returns or pursuant to any assessment received by it (other than those which are currently being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with relevant IFRS shall have been set aside on its books);

(j)    ERISA. Such Originator and each of its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, except as any noncompliance could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event (as defined in Section 4043 of ERISA or the regulations thereunder) has occurred with respect to any Plan nor has any prohibited transaction under Section 406 of ERISA occurred with respect to any “Employee Benefit Plan” (as that term is defined in Section 3(3) of ERISA), of such Originator or any of its ERISA

Affiliates which, in either case, could reasonably be expected to result in a Material Adverse Effect. No prohibited transaction under Section 406 of ERISA which could be expected to result in a Material Adverse Effect has occurred with respect to such Originator or any of its ERISA Affiliates or will occur on any Purchase Date. No ERISA Event has occurred, is occurring, or is reasonably likely to occur which is reasonably likely to result in a Material Adverse Effect;

(k)    Investment Company Act. It is not and is not required to be registered as an “investment company” or a company “Controlled” by an “investment company,” each as defined in the Investment Company Act of 1940, as amended;

(l)    Use of Proceeds. It has not taken and will not take any action which would cause the use of the proceeds of the Purchases to violate the provisions of Regulation U of the Board of Governors of the Federal Reserve System; and

(m)    Foreign Assets Control, Etc.

(i)    Neither it nor any of its Subsidiaries (A) is, or is controlled by, a Designated Person; (B) has received funds or other property from a Designated Person; or (C) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. None of the Originators nor any of their respective Subsidiaries engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. Each Originator and each Subsidiary thereof is in compliance, in all material respects, with the Patriot Act. Each Originator and each Subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirement that no Person who owns any direct or indirect interest in any Originator or any Subsidiary thereof is a Designated Person, and funds invested directly or indirectly in any Ferguson Party and each Subsidiary thereof are derived from legal sources.

(ii)    No portion of the proceeds of any Purchase made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VI

COVENANTS

Section 6.01.    Affirmative Covenants of the Originators. Until the termination of this Agreement, each Originator covenants to the Purchaser as follows:

(a)    General:

(i)    Compliance with Laws, Etc. It will comply, and cause each of its Subsidiaries to comply, with all applicable Laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including ERISA and consumer protection laws) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(ii)    Offices, Records, and Books of Account. It will keep its jurisdiction of organization and the office where it keeps its records concerning the Receivables originated by it at the address set forth under its name on the signature pages to this Agreement (or Joinder Agreement, as applicable) or upon 30 days’ prior written notice to the Purchaser (or its assignee), at any other locations in jurisdictions where all actions reasonably requested by the Purchaser (or its assignee) to protect and perfect the interest in the Receivables have been taken and completed. It also will maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate records evidencing Receivables originated by it and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables originated by it (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable). It will mark its data processing records and other books and records to indicate which Receivables it has sold or contributed to the Purchaser under this Agreement;

(iii)    Taxes. It will file all material tax returns and reports required by Law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except when failure to pay would not reasonably be expected to have a Material Adverse Effect or such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established. It will pay when due any taxes payable in connection with the Receivables originated by it, except for taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with relevant IFRS shall have been set aside on its books;

(iv)    Performance and Compliance with Credit and Collection Policy. It will, as applicable and at its own expense, timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable originated by it and the related Contracts;

(v)    Deposits to Lockboxes or Depositary Accounts. It will instruct all Obligors to remit all their payments in respect of Receivables to Lockbox Accounts or Depositary Accounts (either by check mailed to a Lockbox maintained by the relevant Depositary Bank or directly by wire transfer or electronic funds transfer to a Depositary Account), except for those Obligors who pay by credit card or who, in the normal course of such Originator’s business and consistent with such Originator’s past practices, pay directly to such Originator. If it receives any Collections directly, it will promptly (and in any event within two Business Days) cause such Collections to be deposited into the Concentration Account. It will not direct any funds to be deposited into any Lockbox Account or Depositary Account other than Collections of Receivables;

(vi)    Transfers from Local Accounts. It will direct the Depositary Banks holding the Local Accounts to transfer Collections received in such Local Accounts to the Concentration Account on a daily basis; and

(vii)    Other Information. It will cause to be provided to the Purchaser (or its assignee) such other information in respect of the Receivables or its condition or operations, financial or otherwise, as the Purchaser (or its assignee) may from time to time reasonably request.

(b)    Reporting. Ferguson shall provide to the Purchaser and the Administrative Agent (as Purchaser’s assignee) such information regarding its and its Subsidiaries’ operations, business affairs and financial condition, or compliance with the terms of this Agreement or any other Transaction Document, as may be reasonably requested by the Purchaser or the Administrative Agent (as Purchaser’s assignee).

(c)    Notice of Termination. It will cause to be provided to the Purchaser and the Administrative Agent (as Purchaser’s assignee) promptly and in any event within five business days after obtaining knowledge of the occurrence of a Termination Event or Potential Termination Event with a statement of its financial officer setting forth details of such Termination Event or Potential Termination Event; and

Section 6.02.    Negative Covenants of the Originators. Except as otherwise specified below, until the termination of this Agreement, each Originator covenants and agrees as follows:

(a)    Sales, Liens, Etc. It will not sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any adverse claim (except for the interest in favor of the Purchaser created pursuant to this Agreement and the interest in favor of the Administrative Agent (for the benefit of the Purchase Groups (as defined in the Receivables Purchase Agreement) ) created pursuant to the Receivables Purchase Agreement) upon or with respect to, any Receivable, Related Security, related Contract or Collections, or upon or with respect to any Account, or assign any right to receive income in respect thereof;

(b)    Change in Payment Instructions to Obligors. It will not add or terminate any bank as a Depositary Bank from those listed on Schedule II hereto, or make any change in its instructions to Obligors regarding payments to be made in respect of the Receivables or payments to be made to any Depositary Bank, unless the Purchaser and the Administrative Agent (as assignee of Purchaser) will have received notice of such addition, termination or change (including an updated schedule) and a fully executed Blocked Account Agreement in form and substance satisfactory to the Administrative Agent with respect to each new Lockbox Account or Depositary Account;

(c)    Change in Name or Jurisdiction of Origination, Etc. It will not change its name, identity or organizational structure unless the Purchaser and the Administrative Agent (as Purchaser’s assignee) shall have received at least thirty (30) days’ advance written notice of such change and all action by such Originator, necessary or appropriate to perfect or maintain the perfection of the Purchaser’s ownership or security interest in the Receivables originated by it, the Related Security and the Collections (including, without limitation, the filing of all financing statements and the taking of such other action as the Purchaser or the Administrative Agent (as Purchaser’s assignee) may request in connection with such change or relocation) will have been duly taken;

(d)    Treatment as Sales. It will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as the sale and/or absolute conveyance of Receivables, except that such transactions will be treated under IFRS as a liability in the Parent’s consolidated financial statements. It (or Parent) shall treat the transactions under this Agreement, for U.S. federal income tax purposes, as indebtedness secured by the Receivables and shall take no position inconsistent therewith; and

(e)    Merger.    It will not consolidate or merge with or into any other Person other than the Parent, Ferguson or any other Originator, and if the Parent is the surviving entity, unless the Parent assumes the obligations of such Originator hereunder.

Section 6.03.    Separateness Covenants. Until the termination of this Agreement, each Originator covenants and agrees that it will take such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Mayer Brown LLP, as counsel for Purchaser, in connection with closing of the Facility and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

ARTICLE VII

PURCHASE TERMINATION EVENTS

Section 7.01.    Purchase Termination Events. The occurrence of any of the following shall constitute a “Purchase Termination Event” hereunder: (a) a Termination Date under the Receivables Purchase Agreement; or (b) any Originator, the Purchaser or the Parent or any of their respective Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property, (ii) become unable, admit in writing its inability or fail to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) commence a voluntary case under the Federal Bankruptcy Code or any applicable bankruptcy or insolvency Law of Jersey or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency Law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of any Originator, the Purchaser, the Parent or any of its Subsidiaries, a proceeding shall be instituted in any court of competent jurisdiction, under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of such Originator, the Purchaser, the Parent or any of its Subsidiaries an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of such Originator, the Purchaser, the Parent or its Material Subsidiaries or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency Law, and, if such proceeding is being contested by such Originator, the Purchaser, the Parent or its Subsidiaries in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed for any period of 60 consecutive days.

Section 7.02.    Consequences of a Purchase Termination Event. (a) Upon the occurrence of a Purchase Termination Event, there shall be no further sales or contributions of Receivables under this Agreement; provided, however, that the termination of this Agreement shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any indemnification obligations.

(b)    Upon the occurrence and continuance of a Purchase Termination Event, the Purchaser shall have, in addition to all rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and under other applicable Laws, which rights shall be cumulative.

ARTICLE VIII

INDEMNIFICATION; EXPENSES

Section 8.01.    Indemnity. (a) Each Originator shall indemnify the Purchaser and its assigns, officers, directors and employees (each, an “Indemnified Party”) against all liabilities, claims, damages, costs, expenses, or losses (“Losses”) arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Purchaser of the Receivables, excluding, however, (i) Losses to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party or from the Indemnified Party’s breach of this Agreement or any other Transaction Document or (ii) recourse (except as expressly provided in this Agreement) for uncollectable Receivables.

Without limiting the foregoing, each Originator shall indemnify the Indemnified Parties for all Losses resulting from:

(i)    False or incorrect representations, warranties or certifications of such Originator in this Agreement or any report or document delivered by such Originator to the Purchaser pursuant to this Agreement;

(ii)    Failure by such Originator to comply with applicable Law, rules or regulations related to the Receivables;

(iii)    Failure to vest in the Purchaser a first priority perfected ownership or security interest in the Receivables originated by such Originator;

(iv)    Failure to file, or delay in filing, any financing statements or similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to the Receivables originated by such Originator, the Related Security or the Collections;

(v)    Any dispute, claim or defense of an Obligor to the payment of any Receivable originated by such Originator including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid or binding obligation of such Obligor, or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable or any Contract related thereto, or any adjustment, cash discount, rebate, return of product or cancellation with respect to such Receivable (provided that this clause (v) shall not be applied to provide credit recourse in respect of the portion of the Outstanding Balance of any Receivable which has been discharged in bankruptcy);

(vi)    Failure by such Originator to perform any of its duties or other obligations, or to comply with any of its covenants, under this Agreement;

(vii)    Any products liability, environmental or other claim by an Obligor or other third party arising out of the goods or services which are the subject of any Receivable;

(viii)    Any third party investigation, litigation or proceeding (actual or threatened) related to this Agreement or the transactions contemplated hereby or thereby, or the use of proceeds of Purchases under this Agreement or in respect of any Receivable;

(ix)    Commingling of Collections with any other funds of such Originator or any of its Affiliates or Subsidiaries or any set-off against Collections by any credit card servicers;

(x)    Third party claims arising from such Originator’s administration of the Receivables;

(xi)    The sale of any Receivable in violation of applicable Law;

(xii)    Any setoff by any Obligor;

(xiii)    Any Letter of Credit issued at the request of an Originator (other than costs associated with the issuance of such Letter of Credit or reimbursement obligations with respect to draws made thereunder) or the use of the proceeds thereof by the applicable beneficiary or any affiliate, agent, employee or assignee thereof;

(xiv)    The failure of such Originator to pay when due any sales, excise, motor fuel, business and occupation, property or other similar taxes payable in connection with the Receivables;

(xv)    Any dispute, suit or claim arising out of any provision in any Contract restricting or prohibiting sale and assignment of the related Receivables;

(xvi)    Overstatement of the balance of any Receivable of such Originator due to provisions in the related Contract relating to retainage, data assumptions cash on delivery sales, or bill and hold sales or other similar provisions of comparable effect; and

(xvii)    Taxes, other than Excluded Taxes (including U.S. federal withholding taxes which are in effect on the date of this Agreement), imposed on the Purchaser on account of payments made by or on account of its entering into this Agreement, and Other Taxes.

(b)    Promptly upon receipt by any Indemnified Party under this Section 10.01 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against an Originator hereunder, notify such Originator in writing of the commencement thereof. Any notice claiming compensation under this Section shall set forth in reasonable detail the amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. Such Originator may participate in and assume the defense and settlement of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of such Originator and the Indemnified Party. The approval of such Originator and the Indemnified Party will not be unreasonably withheld or delayed. After notice from such Originator to the Indemnified Party of its intention to assume the defense thereof with counsel reasonably satisfactory to the Purchaser (and its assignee), and so long as such Originator so assumes the defense thereof in a manner reasonably satisfactory to the Purchaser (and its assignee), such Originator shall not be liable for any legal expenses of counsel unless there shall be a conflict between the interests of such Originator and the Indemnified Party, in which case the Indemnified Party(ies) shall have the right to employ one counsel to so represent it (them).

(c)    Each Originator against which an indemnification claim is made will promptly pay to each Indemnified Party such indemnity amount as shall be specified to such Originator in a certificate of the Indemnified Party setting forth the calculations of such amount, together with the basis therefor.

(d)     Each Indemnified Party, on behalf of itself, its assigns, officers, directors, officers and employees, shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification.

Section 8.02.    Expenses. The Originators, jointly and severally, are obligated to pay or cause to be paid, to the Purchaser (a) all reasonable out-of-pocket expenses (excluding salaries and overhead costs) incurred by or on behalf of the Purchaser in connection with the negotiation, execution, delivery and preparation of this Agreement and (b) all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel for the Purchaser) from time to time (i) relating to any requested amendments, waivers or consents hereunder, or (ii) arising in connection with the Purchaser’s enforcement or preservation of its rights (including, without limitation, the perfection and protection of the Purchaser’s ownership of the Receivables) hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01.    Amendments and Waivers. The provisions of this Agreement may from time to time be amended, restated, otherwise modified or waived, if such amendment, modification or waiver is in writing and consented to by the Originators, the Purchaser and the Co-Agents. No failure or delay on the part of the Purchaser (or its assigns) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

Section 9.02.    Binding Effect; Assignments. This Agreement shall be binding upon and inure to the benefit of the Originators, the Purchaser and their respective successors and permitted assigns. Except as a result of a merger or consolidation permitted by Section 6.02(e), no Originator may assign its rights hereunder or any interest herein without the prior written consent of the Purchaser, the Co-Agents and the Required Facility Agents. Until the Facility Termination, the Purchaser may not assign its rights hereunder or any interest herein except to the Administrative Agent. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Facility Termination. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article VIII and the provisions of Sections 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

Section 9.03.    No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the parties hereto (or, in the case of the Purchaser, its assigns) in exercising any right, power or privilege under this Agreement shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the parties hereto (and, in the case of the Purchaser, its assigns) under this Agreement are cumulative and not exclusive of any rights or remedies which such Person would otherwise have.

Section 9.04.    No Discharge. The respective obligations of the Originators and the Purchaser under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by any exercise or nonexercise of any right, remedy, power or privilege under or in respect of this Agreement or any other Transaction Documents or applicable Law.

Section 9.05.    No Petition.    Each Originator agrees not, prior to the date which is one (1) year and one (1) day after the Facility Termination, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Purchaser to invoke, the process of any Official Body for the purpose of (a) commencing or sustaining a case against the Purchaser under any federal or state bankruptcy insolvency or similar Law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Purchaser or any substantial part of the property of the Purchaser, or (c) ordering the winding up or liquidation of the affairs of the Purchaser.

Section 9.06.    No Recourse. The obligations of the Purchaser payable in cash under this Agreement shall be payable solely out of the Available Funds and shall be solely the limited liability company obligations of the Purchaser.

Section 9.07    Holidays. Except as may be otherwise provided in this Agreement, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due on the next Business Day.

Section 9.08.    Notices. (a) All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including telexed, facsimile or electronic communication) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail, electronic mail or courier, or by telex or facsimile, in all cases with charges prepaid. All notices shall be sent to the applicable party at the notice addresses appearing on the signature pages hereof (or such other address as such party may give by notice to the other).

(b)    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient.

Section 9.09.    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 9.10.    Prior Understandings. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.

Section 9.11.    Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CHOICE OF LAWS PRINCIPLES THEREOF). Each party hereto hereby submits to the nonexclusive jurisdiction of the federal courts for the Southern District of New York for the purpose of adjudicating any claim or controversy arising in connection with this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, and for such purpose, to the extent they may lawfully do so, waive any objection which each may now or hereafter have to such jurisdiction or to venue therein and any claim of inconvenient forum with respect hereto or thereto.

Section 9.12.    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.

FERGUSON RECEIVABLES, LLC, as Purchaser

By:	/s/ Brenda L. Crowder
	Name:	Brenda L. Crowder
	Title:	Treasurer

Address for Notices:

12500 Jefferson Avenue
Newport News, VA 23602
Attention: General Counsel
Telephone: 757-874-7795
Fax: 757-989-2985

[Signature Page to Purchase and Contribution Agreement]

FERGUSON ENTERPRISES, LLC, as an Originator

By:	/s/ David L. Keltner
	Name:	David L. Keltner
	Title:	Chief Financial Officer

Address for Notices:

12500 Jefferson Avenue
Newport News, VA 23602
Attention: General Counsel
Telephone: 757-874-7795
Fax: 757-989-2985

[Signature Page to Purchase and Contribution Agreement]

CAL-STEAM, INC., as an Originator

By:	/s/ David L. Keltner
	Name:	David L. Keltner
	Title:	Senior Vice President

Address for Notices:

12500 Jefferson Avenue
Newport News, VA 23602
Attention: General Counsel
Telephone: 757-874-7795
Fax: 757-989-2985

[Signature Page to Purchase and Contribution Agreement]

THE DAVIDSON GROUP COMPANIES., as an Originator

By:	/s/ David L. Keltner
	Name:	David L. Keltner
	Title:	Senior Vice President

Address for Notices:

12500 Jefferson Avenue
Newport News, VA 23602
Attention: General Counsel
Telephone: 757-874-7795
Fax: 757-989-2985

[Signature Page to Purchase and Contribution Agreement]

DAVIS & WARSHOW, INC., as an Originator

By:	/s/ David L. Keltner
	Name:	David L. Keltner
	Title:	Senior Vice President

Address for Notices:

12500 Jefferson Avenue
Newport News, VA 23602
Attention: General Counsel
Telephone: 757-874-7795
Fax: 757-989-2985

[Signature Page to Purchase and Contribution Agreement]

ENERGY & PROCESS CORPORATION, as an Originator

By:	/s/ David L. Keltner
	Name:	David L. Keltner
	Title:	Senior Vice President

Address for Notices:

12500 Jefferson Avenue
Newport News, VA 23602
Attention: General Counsel
Telephone: 757-874-7795
Fax: 757-989-2985

[Signature Page to Purchase and Contribution Agreement]

FERGUSON FIRE AND FABRICATION, INC., as an Originator

By:	/s/ David L. Keltner
	Name:	David L. Keltner
	Title:	Senior Vice President

Address for Notices:

12500 Jefferson Avenue
Newport News, VA 23602
Attention: General Counsel
Telephone: 757-874-7795
Fax: 757-989-2985

[Signature Page to Purchase and Contribution Agreement]

L&H SUPPLY, INC., as an Originator

By:	/s/ David L. Keltner
	Name:	David L. Keltner
	Title:	Senior Vice President

Address for Notices:

12500 Jefferson Avenue
Newport News, VA 23602
Attention: General Counsel
Telephone: 757-874-7795
Fax: 757-989-2985

[Signature Page to Purchase and Contribution Agreement]

ONDA-LAY PIPE AND RENTAL, INC., as an Originator

By:	/s/ David L. Keltner
	Name:	David L. Keltner
	Title:	Senior Vice President

Address for Notices:

12500 Jefferson Avenue
Newport News, VA 23602
Attention: General Counsel
Telephone: 757-874-7795
Fax: 757-989-2985

[Signature Page to Purchase and Contribution Agreement]

Schedule I to

Purchase and

Contribution Agreement

LIST OF ORIGINATORS

(JURISDICTION OF ORGANIZATION)

SCHEDULE II

SCHEDULE OF

DEPOSITARY BANKS,

ACCOUNTS AND

LOCKBOXES

EXHIBIT A

CREDIT AND COLLECTION POLICY

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EXHIBIT B

FORM OF SUBORDINATED NOTE

(Non-Negotiable)

[            ], 201[    ]

FOR VALUE RECEIVED, the undersigned, Ferguson Receivables, LLC, a Delaware limited liability company (the “Purchaser”), promises to pay to [                    ], a [                    ] (the “Originator”), on the terms and subject to the limitations and conditions set forth herein and in the Purchase and Contribution Agreement referred to below, the principal sum of the aggregate unpaid Purchase Price of all Receivables purchased from time to time by the Purchaser from the Originator pursuant to such Purchase and Contribution Agreement, as such unpaid Purchase Price is shown in the records of the Originator.

1.    Purchase and Contribution Agreement. This promissory note (this “Subordinated Note”) is the Subordinated Note described in, and is subject to the terms and conditions set forth in, that certain Purchase and Contribution Agreement dated as of July 31, 2013 (as the same may be amended or otherwise modified from time to time, the “Purchase and Contribution Agreement”), between the Purchaser and the Originators listed on Schedule I thereto. Reference is hereby made to the Purchase and Contribution Agreement for a statement of certain other rights and obligations of the Purchaser and the Originators.

2.    Definitions. Capitalized terms used (but not defined) herein have the meanings attributed thereto in the Purchase and Contribution Agreement. In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings”: A Purchase Termination Event defined in Section 7.01 of the Purchase and Contribution Agreement with respect to the Purchaser.

“Eurodollar Rate”: With respect to the period commencing on the date hereof and ending three months thereafter and each successive three month period thereafter (each, an “Interest Period”), a rate per annum reasonably determined by the Originator by referring to (a) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Originator from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period or (b) the rate provided by another recognized service reporting a corresponding rate.

“Final Maturity Date”: The forty-fifth (45th) day following the Facility Termination.

“Senior Interest“: All Aggregate Unpaids.

“Senior Interest Holders”: Collectively, the Co-Agents, the Facility Agents, the Purchasers (as defined in the Receivables Purchase Agreement), the LC Banks, the other Affected Persons and the Indemnified Parties.

3.    Interest. The aggregate unpaid Purchase Price owing to the Originator under the Purchase and Contribution Agreement from time to time outstanding shall bear interest at a rate per annum equal to the Eurodollar Rate plus 2.00%. In the event that, contrary to the intent of the Originator and the Purchaser, the Purchaser pays interest hereunder and it is determined that such interest rate was in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal then due hereunder.

4.    Interest Payment Dates. Subject to the provisions set forth below, the Purchaser shall pay accrued interest on this Subordinated Note from Available Funds (a) on each Distribution Date, and (b) on the date of each principal payment made in cash on a date other than a Distribution Date.

5.    Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.

6.    Principal Payment Dates. Subject to the provisions set forth below, payments of the principal amount of this Subordinated Note shall be made from Available Funds as follows:

(a)    The principal amount of this Subordinated Note shall be reduced from time to time in accordance with Section 2.02 of the Purchase and Contribution Agreement;

(b)    The entire remaining outstanding balance of this Subordinated Note shall be paid at the Facility Termination.

Subject to the provisions set forth below, the principal amount of and accrued interest on this Subordinated Note may be prepaid from Available Funds on any Business Day prior to the occurrence of a Purchase Termination Event without premium or penalty.

7.    Payments. All payments of principal and interest hereunder are to be made in lawful money of the United States of America.

8.    Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the provisions set forth below and to any limitation imposed by applicable Law, the Purchaser agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9.    Provisions Regarding Restrictions on Payment. The Purchaser covenants and agrees, and the Originator, by its acceptance of this Subordinated Note, likewise covenants and agrees, that:

(a)    No payment or other distribution of the Purchaser’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Subordinated Note except to the extent such payment or other distribution is permitted under the Purchase and Contribution Agreement;

(b)    In the event of the occurrence of Bankruptcy Proceedings, the Senior Interest shall first be paid and performed in full and in cash before the Originator will be entitled to receive and to retain any payment or distribution in respect to this Subordinated Note;

(c)    In the event that the Originator receives any payment or other distribution of any kind or character from the Purchaser or from any other source whatsoever, in respect of this Subordinated Note, other than as expressly permitted by the terms of this Subordinated Note or the Purchase and Contribution Agreement, such payment or other distribution shall be received for the sole benefit of the Senior Interest Holders and shall promptly be turned over by the Originator to the Administrative Agent (for the benefit of the Senior Interest Holders);

(d)    Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Subordinated Note, while any Bankruptcy Proceedings are pending, the Originator will not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. Upon the occurrence of the Final Maturity Date, the Originator will be subrogated to the then existing rights of the Senior Interest Holders, if any;

(e)    The provisions set forth in this Section 9 are intended solely for the purpose of defining the relative rights of the Originator, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in this Subordinated Note is intended to or shall impair, as between the Purchaser, its creditors (other than the Senior Interest Holders) and the Originator, the Purchaser’s obligation, which is unconditional and absolute, to pay the Originator the principal of and interest on this Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof or to affect then relative rights of the Originator and creditors of the Purchaser (other than the Senior Interest Holders);

(f)    The Originator will not, until the Senior Interests have been paid and performed in full and in cash, transfer, pledge or assign, or commence legal proceedings to enforce or collect this Subordinated Note or any rights in respect hereof;

(g)    [Reserved.]

(h)    If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i)    The Originator hereby waives; (i) notice of acceptance of these provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor; and

(j)    These provisions constitute a continuing offer from the holder of this Subordinated Note to all Persons who become holders of, or who continue to hold, Senior Interests; and these provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

10.    General.

(a)    No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Purchaser and the Originator and (ii) the consent of the Required Facility Agents shall have been received with respect thereto.

(b)    The Originator hereby agrees that it will not (i) institute against, join any other Person in instituting against or take any action, direct or indirect, in furtherance or contemplation of instituting against, the Purchaser any bankruptcy, insolvency, winding up, dissolution, receivership, conservatorship or other similar proceeding or action or (ii) exercise any right of set-off or recoupment, or assert any counterclaim, against the Purchaser, in each case so long as there shall not have elapsed one year and one day since the Facility Termination has occurred.

11.    No Negotiation. This Subordinated Note is not negotiable and may not be pledged except to a Person who covenants in writing, with the Purchaser and the Facility Agents, that such Person will agree not to initiate or join any proceeding of the type described in Section 9.05 of the Purchase and Contribution Agreement. Any purported sale, transfer, assignment, pledge or negotiation of this Subordinated Note shall be void without the prior written consent of each of the Facility Agents under the Receivables Purchase Agreement.

12.    Governing Law. THIS SUBORDINATED NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CHOICE OF LAWS PRINCIPLES THEREOF).

13.     Captions. Paragraph captions used in this Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Subordinated Note.

FERGUSON RECEIVABLES, LLC

By:
Name:
Title:

EXHIBIT C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of             , 20     (this “Agreement”) is executed by                    , a [corporation][limited liability company] organized under the laws of                     (the “Additional Originator”), with its principal place of business located at                     .

BACKGROUND

Ferguson Receivables, LLC, a Delaware limited liability company (the “Company”), Ferguson Enterprises, LLC(“Ferguson”) and the various subsidiaries from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Contribution Agreement, dated as of July 31, 2013 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Contribution Agreement”).

The Additional Originator desires to become an Originator pursuant to Section 3.02 of the Purchase and Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:

Section 1.    Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Contribution Agreement or in the Receivables Purchase Agreement (as defined in the Purchase and Contribution Agreement)

Section 2.     Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Contribution Agreement and each of the other relevant Transaction Documents. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 3.02 of the Purchase and Contribution Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Contribution Agreement and the other Transaction Documents.

Section 3.    Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article VI (to the extent applicable) of the Purchase and Contribution Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such

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representations and warranties were fully set forth herein. The Additional Originator’s address for notices is as follows:

Section 4.    Miscellaneous. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CHOICE OF LAWS PRINCIPLES THEREOF). This Agreement is executed by the Additional Originator for the benefit of the Company, and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:
Name:
Title:

Consented to:

FERGUSON RECEIVABLES, LLC

By:
Name:
Title:

[ORIGINATORS]

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

SUNTRUST BANK, as Co-Administrative Agent

By:
Name:
Title:

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